Exhibit 10.1


                                                                 16 May 2001


                             WITHOUT PREJUDICE
                            SUBJECT TO CONTRACT

John Charman

BY HAND

Dear John,

Compromise Agreement

I am writing to set out the terms relating to the termination of your employment with ACE London Services Limited (the "Company") on 17 March 2001 (the "Termination Date").

1. The Company confirms that you have been paid your basic salary and have received your other contractual benefits (including pension contributions) up to and including the Termination Date. Your P45 form and final payslip were sent to you on 5 April 2001.

2. You will be reimbursed all expenses incurred in the performance of your duties in accordance with normal policy.

3. On receipt by Allen & Overy, for and on behalf of the Company, of your signed acceptance of these terms and a letter from your solicitor to us in the form attached as Appendix 1 you will receive a payment from the Company by direct credit into your bank account of (pound)3,597,241 ("the Notice Payment"), as a payment in lieu of notice, pursuant to your Service Agreement dated 9 July 1998 ("the Service Agreement"). Tax will be deducted from the Notice Payment at UK basic rate only, the P45 form having been delivered. You acknowledge that the Notice Payment must be declared in full in your tax return and that any further tax that may be due on the Notice Payment will be payable by you. You undertake to indemnify the Company in respect of any additional tax for which the Company has to account in respect of these terms in accordance with paragraph 19 below.

4. The Company will pay you the sum of (pound)51,700 as compensation for loss of employment ("the Compensation Payment" which together with the Notice Payment is referred to as "the Payment"). The first (pound)30,000 of the Compensation Payment will be paid to you tax free for the time being and tax will be deducted from the remainder of the Compensation Payment at UK basic rate only, the P45 form having been delivered. You acknowledge that the Compensation Payment must be declared in full in your tax return and that any further tax that may be due on the Compensation Payment will be payable by you. You undertake to indemnify the Company in respect of any additional tax for which the Company has to account in respect of these terms in accordance with paragraph 19 below.

5. On receipt by Allen & Overy, for and on behalf of the Company, of your signed acceptance of these terms and a letter from your solicitor to us in the form attached as Appendix 1 the Company will make (subject always to Inland Revenue permitted limits and any restrictions imposed by the pension provider) a payment of up to (pound) 500,000 into the Company sponsored executive pension scheme for your benefit with Scottish Life Assurance (Members Policy No. E\628069 Scheme Ref. No. DPP-L/1190) and will provide you with simultaneous written confirmation of such payment. If the Company is unable to pay the full amount of (pound)500,000 into your personal pension plan, it shall pay the balance of (pound)500,000 by direct credit into your bank account after deduction of tax at UK basic rate only. Where payment is made to your bank account, you undertake to indemnify the Company in respect of any additional tax for which the Company has to account in respect of these terms in accordance with paragraph 19 below.

6. The Company will continue the private healthcare cover for you and your family with BUPA until and including 30 April 2002 on the same basis as it did immediately prior to the Termination Date

7. By signing the letter of even date attached as Appendix 2 you resign as a director and as a trustee and officer (with effect from the Termination Date) of each Group Company, including, without limitation, those listed in Appendix 2. In these terms "Group Company" means any one of the Company, its subsidiaries, ACE Limited and any subsidiary (as defined by section 736 of the Companies Act 1985) of ACE Limited and all ACE managed Lloyds' syndicates and any predecessor or incidental syndicates and "the Group" has the corresponding meaning.

8. The Company will pay you forthwith the sum of (pound)8,300 as compensation for the personal items that were removed from your office and have not been replaced, provided that (1) you have notified the Police of the disappearance of these items prior to the date of this Agreement who have given the report a crime reference number and (2) you have provided to the Company a certified copy of a receipt confirming the identity and value of the said personal items in relation to the bracelets and in the case of the DVD player, evidence to show the cost of replacing the item. This sum is not subject to deduction of tax as it is not an emolument of your employment. It is further agreed that if payment of compensation has taken place and the items are subsequently discovered by any person, they will belong to the Company and you will forthwith deliver the items to it, should they be located by or on your behalf. You further confirm that you have now retrieved all other valuable personal items from the Company and that you have no further claim to make in this regard. You are not aware of whether all personal documents have been returned to you. Should any personal documents belonging to you be recovered by the Company they will be returned to you forthwith.

9. You confirm that you have returned to the Company all documents and computer disks and other media in your possession or provided to you or created in the course of your employment or your holding office with any Group Company or relating to, or containing information relating to, any Group Company, all credit or charge cards, keys, personal computers and all other property belonging to any Group Company in your possession, custody or control. You also confirm that you have not kept or made a copy of anything referred to in this paragraph.

10. By entering into this Agreement, you affirm that Clauses 12 and 14 of the Service Agreement shall remain in force and confirm that that you will continue to owe to the Company the obligations set out in those clauses and you abide by them in their entirety. As the "Restriction Period" as defined in clause 14 of your Service Agreement is for twelve months from the Termination Date, this "Restriction Period" shall expire on 16 March 2002, after which time clauses 14.2(a) and 14.2(b) of your Service Agreement shall no longer apply. You also confirm that you will abide by the obligations imposed upon you by the Deed of Covenant dated 9th July, 1998 between yourself, Tarquin Limited, Charman Group Limited, Tarquin Underwriters Limited, Charman Underwriting Agencies Limited and their successors and assigns. As the "Restriction Period" as defined in the Deed of Covenant is the later of 24 months from the date of the Deed or twelve months from the Termination Date, this "Restriction Period" shall expire on 16 March 2002 after which time clauses 4.1 and 4.2 of the Deed of Covenant shall no longer apply.

11. Having resigned as a director of the Company and from such other offices which you hold within the Group, you will not conduct yourself in any way which is inconsistent with having surrendered your authority, whether in matters of the internal administration of any Group Company or externally. You will not represent yourself as being a director of, employed by or connected in any way with, any Group Company.

12.      Both parties agree:

         (a) to keep the terms of this Agreement and all discussions and other correspondence on this subject confidential and not to disclose them to any other person, except to a professional adviser who has agreed to be bound by this restriction (and in your case your immediate family) and except as may be required by law or regulatory authorities or with the other party's prior written consent;

         (b) not (except where legally required to do so as part of any legal or regulatory investigation or proceedings) to make, publish or issue or cause to be made, published or issued any untrue or disparaging or derogatory statements whatsoever concerning you or the Company and/or any Group Company or its or their business, products, practices, policies or any other internal Company or Group matter or otherwise in respect of the Company or any Group Company in its or their relations with its/their suppliers, customers, clients, investors, shareholders, bankers, brokers or advisers or concerning any of the officers, directors, agents or employees of the Company or any Group Company.

         (c) not (except where legally required to do so as part of any legal or regulatory investigation or proceedings) to make any statement which may have the effect of damaging or lowering the reputation of either party (in the Company's case this includes any Group Company or any of its officers or employees).

13.      You further agree that you will not:

         (a) (except where legally required to do so by any legal or regulatory investigation or proceedings) make, publish or issue or cause to be made, published or issued any statement whatsoever (whether to the Company's shareholders or to investors, investment analysts or to journalists or to the press or to any other person whatsoever) concerning the private affairs of the Company and any Group Company including, without limitation, finances or business dealings (including previous business negotiations and/or strategic discussions with any party) dealings, accounts, accounting policies, reporting methods, forecasts, business plans or any similar confidential information concerning or belonging to the Company or any Group Company of which you were aware by reason of your employment by or office within the Company or any Group Company.

14.      You confirm that:

         (a) in so far as you are aware you have not withheld any material information concerning matters of which you were solely aware on behalf of the Company up to the Termination Date where withholding such information would reasonably be expected to be materially detrimental to the financial results of the Company;

         (b) to the best of your knowledge and belief you are not in breach and have not breached any material term (express or implied) of your contract of employment;

         (c) your advisers have given the Company's advisers brief details of every complaint that you have or may have against the Company or any Group Company or any of its officers or employees arising out of your employment or its termination, or otherwise about which you are aware at the date of the Agreement ("the Complaints");

         (d) you have not presented an originating application to an office of the employment tribunals or issued a claim form in the High Court or County Court in connection with your employment or its termination, and you undertake that neither you nor anyone acting on your behalf will present any further such complaint or present or issue an originating application or claim form.

15.1 These terms are offered without any admission of liability whatsoever (save as to the basis upon which the Notice Payment is made, namely as a payment in lieu of notice) and are in full and final settlement of all claims in all jurisdictions that you may have as at the date hereof against any Group Company (or any of its officers or employees) arising out of or in connection with your position as a director of any Group Company, any other offices you hold within the Group and your contract of employment with any Group Company or its termination or in any other respect save as provided for in paragraphs 15.2 and 15.3 below and with the exception of accrued pension. Specifically you acknowledge that you have carefully considered the facts and circumstances relating to your employment by the Company and its termination and you accept that the Payment is paid as compensation in full and final settlement of any costs, claims, expenses and/or rights of action you have or may have arising against the Company and any Group Company howsoever arising (whether under common law, statute or otherwise and whether arising in the United Kingdom or elsewhere in the world) and including but not limited to a claim for unfair dismissal arising from the fact and/or the manner of your dismissal and/or any other claims under the Equal Pay Act 1970, Sex Discrimination Act 1975, Race Relations Act 1976, Trade Union and Labour Relations (Consolidation) Act 1992, Employment Rights Act 1996, Disability Discrimination Act 1995, Working Time Regulations 1998, Human Rights Act 1998, Public Interest Disclosure Act 1998, Employment Relations Act 1999 and/or in respect of which a Conciliation Officer is authorised to act or any claims arising as a consequence of the United Kingdom's membership of the European Union, any claim for payment or pension loss, payment in lieu of notice, holiday pay, or any other benefit or remuneration accrued during your employment which you have or may have against the Company and any Group Company and any directors, employees and/or consultants of such parties whether arising directly or indirectly out of your employment or its termination and you hereby waive such costs, claims, expenses and/or rights of action.

15.2 The waiver of rights given by you in paragraph 15.1 includes any rights of action that you have or may have against the Company, any Group Company or any of its officers or employees in connection with the Complaints.

15.3 The waiver of rights given by you in paragraph 15.1 above does not include any rights of action that you have or may have as a shareholder of ACE Limited or of any Group Company against any Group Company or any of its or their officers or employees), save in relation to the Complaints, where your rights as a shareholder of ACE Limited and any Group Company are hereby waived. In all other respects, your rights as a shareholder of ACE Limited are unaffected by this Agreement.

15.4 It is the understanding of both parties that as at 17 March 2001 the known shareholdings in ACE Limited of yourself and your family trusts are as follows:

         (a) your personal holding is 844,420 shares, including the tranche of 5000 Restricted Stock Awards vested on 18 November 2000 and excluding all of the other unvested Restricted Stock Awards and all of the Stock Options (whether exercised or not) granted to you under the ACE 1995 Long-Term Incentive Plan referred to in paragraph 18 of this agreement;

         (b) the holding of Dragon Holdings Trust (account reference JT49) is 1,713,688 shares; and

         (c) the holding of the JRC Children's Settlement Trust (account reference JT48) is 259, 969 shares.

16. The Company confirms to you that it has notified you in writing of all complaints and that it is not aware of any claims that it or any Group Company or any of its or their officers or employees has or may have against you as at the date hereof.

17. The Company agrees to pay your legal fees up to (pound)86,000 plus the VAT thereon in connection with taking advice on the termination of your employment and the terms of this Agreement to be paid directly to your lawyer (after receipt by the Company of an invoice addressed to you and marked payable by the Company within 14 days of the receipt of that invoice).

18. Both parties acknowledge that you have been awarded stock options and restricted stock awards in respect of ACE Limited under the ACE 1995 Long-Term Incentive Plan (as amended) ("Plan").

         (a) We will procure that the Board of ACE Limited will exercise its discretion under the Plan to procure that the restricted stock in ACE Limited awarded to you and summarised below will, notwithstanding the termination of your employment, continue to vest (which for the avoidance of doubt shall mean that the Restricted Period in relation to each award of such restricted stock will cease and such stock may be dealt with by you in accordance with the terms of the awards of such restricted stock) as if your employment with the Company were to continue until and including 8 July 2003. Any restricted stock awards that have not vested on 8 July 2003 shall lapse and be forfeited with immediate effect on that date. The decision to and the exercise of this discretion shall be unconditional and irrevocable and evidenced by the delivery to you of a certified copy extract of the minutes of the board meeting of ACE Limited dated 11 May 2001 to that effect on which you may rely for these purposes together with an agreement (in the form approved by you as annexed to this Agreement as Appendix 3) executed by or on behalf of ACE Limited, you and the Company on the date of this Agreement which varies the agreements pursuant to which awards of restricted stock have been granted to you.

         (b) We will procure that the board of ACE Limited will exercise its discretion to procure that the stock options in ACE Limited awarded to you and summarised below will, notwithstanding the termination of your employment, continue to vest and may be exercisable by you in full without restriction under the rules of the Plan either in relation to exercise or once exercised in relation to dealings or otherwise and may be exercised by you in accordance with their terms after vesting, as if your employment with the Company were to continue until and including 8 July 2003. Any stock option awards that have not vested on 8 July 2003 shall lapse and be forfeited on that date. The period for the exercise of all stock options awarded to you that have become exercisable shall be extended to any time on or before the tenth anniversary of the date of grant of each such option. The decision to and the exercise of this discretion shall be unconditional and irrevocable and evidenced by the delivery to you of a certified copy extract of the minutes of the board meeting of ACE Limited dated 11 May 2001 to that effect on which you may rely for these purposes together with an agreement (in the form approved by you as annexed to this Agreement as Appendix 3) executed by or on behalf of ACE Limited, you and the Company on the date of this Agreement which varies the agreements pursuant to which awards of stock options have been granted to you.

         (c) You acknowledge that you will incur an income tax liability for which the Company may be liable in whole or in part to account to the Inland Revenue upon the exercise of your stock option(s) and/or on the vesting of your restricted stock award(s). For the avoidance of doubt any liability for secondary class 1 National Insurance Contributions shall be borne by the Company.

         (d) This paragraph (d) will apply if you do not wish to utilise ACE Limited's and the Company's cashless exercise facility in respect of your stock options. At the same time as you give any notice to ACE Limited to exercise some or all of your stock options(s) (the "Exercise Notice") accompanied by a remittance in US dollars for the full exercise price, you will provide a copy of the Exercise Notice to the Company together with a remittance in pounds sterling in favour of the Company of an amount equal to your best estimate of the amount in respect of your income tax liability arising as a result of that exercise for which the Company is required to account to the Inland Revenue ("the Estimated Tax Amount"). Subject to any changes in the law or the published practice of the Inland Revenue after the date of this agreement, the Estimated Tax Amount will be computed by reference to the basic rate of UK income tax prevailing at the time of the Exercise Notice and your gain on exercise of the relevant stock option(s) determined by reference to the latest quoted price of the relevant underlying shares on the day of the Exercise Notice available to you after consulting the most up to date sources and the rate of exchange from US dollars to Sterling based on the spot rate quoted by Barclays Bank on that day for amounts exceeding (pound)50,000. If the Company's liability to account in respect of your income tax in respect of the exercise of your stock option(s) falls to be computed on a different basis at the time of the Exercise Notice from the basis set out above you will provide a remittance to the Company based on your best estimate of the amount the Company is liable to account for to the Inland Revenue in respect of your income tax liability arising as a result of the exercise in place of the remittance computed on the basis set out above. If the Estimated Tax Amount is less or greater than the actual amount of tax for which the Company is required to account to the Inland Revenue you will pay the difference to the Company, or the Company will refund the difference to you (the "Adjustment Payment"), as appropriate, within 10 business days of demand. The Company will account to the Inland Revenue for the amount for which the Company is required to account to the Revenue in respect of your income tax liability arising as a result of the exercise of your relevant stock options. The Company will account to the Inland Revenue in respect of your income tax liability arising on exercise of your stock option(s) even if you claim that you are not resident in the United Kingdom at the time of exercise and the Estimated Tax Amount (and actual tax amount) will be so computed. If, as a consequence of a change in the law or a change in the published Inland Revenue practice, it is established that the Company is not liable to account to the Inland Revenue in respect of the exercise of your stock option(s) if you are not resident in the United Kingdom and you provide satisfactory evidence to the Company that the Inland Revenue accepts that you are not United Kingdom resident at the time of exercise, then you will not be required to account to the Company for the Estimated Tax Amount (or actual tax amount) under this paragraph (d).

         (e) This paragraph (e) will apply if you wish to utilise ACE Limited's and the Company's cashless exercise facility in respect of your stock options. At the same time as you give any notice to ACE Limited of your intention to exercise some or all of your stock options(s) (the " Notice of Intention to Exercise"), you will provide a copy of the Notice of Intention to Exercise to the Company together with several signed but undated formal notices of exercise and a remittance in favour of the Company of an amount equal to your best estimate of the tax liability which would arise if the relevant stock options were exercised at the time of the Notice of Intention to Exercise and for which the Company would have been required to account to the Inland Revenue (the "Estimated Tax Amount"). Subject to any changes in the law or the published practice of the Inland Revenue after the date of this agreement the Estimated Tax Amount will be computed by reference to the basic rate of UK income tax prevailing at the time of the Notice of Intention to Exercise and your gain on exercise of the relevant stock option(s) determined by reference to the latest available quoted price of the relevant underlying shares on the day of the Notice of Intention to Exercise and the rate of exchange from US dollars to Sterling based on the spot rate quoted by Barclays Bank on that day for amounts exceeding(pound)50,000. If the Company's liability to account in respect of your income tax in respect of the exercise of your stock option(s) falls to be computed on a different basis at the time you give the Notice of Intention to Exercise from the basis set out above you will provide a remittance to the Company based on your best estimate of the amount of the Company's liability to account to the Inland Revenue in respect of your income tax liability arising as a result of such exercise in place of the remittance computed on the basis set out above. When ACE Limited and/or the Company confirms that the relevant stock option(s) will be treated as being exercised in one or more tranches and notifies ACE Limited's and/or your agents to that effect, the relevant stock option(s) shall be exercised in one or more tranches (and the relevant formal notice(s) of exercise will be dated accordingly) and the aggregate amount in respect of your income tax liability in respect of the exercise of the relevant stock options for which the Company is required to account to the Inland Revenue will be recomputed based on the achieved sale price(s) (representing the market value(s)) on the relevant day or days on which each tranche was exercised and the Company will account to the Inland Revenue for that amount as being the amount which the Company is required to account in respect of your income tax liability arising on the exercise of the relevant stock options. If the aggregate tax liability exceeds the Estimated Tax Amount remitted to the Company on the day the Notice of Intention to Exercise was given, you will remit the additional tax liability to the Company within 10 business days of demand. If the aggregate tax liability is less than the Estimated Tax Amount remitted to the Company on the day the Notice of Intention to Exercise was given the Company will reimburse you for that difference within 10 business days of demand. The Company will provide you with details of the aggregate tax liability. The Company will account to the Inland Revenue in respect of your income tax liability arising on the exercise of your stock option(s) even if you claim that you are not resident in the United Kingdom at the time of exercise and, the Estimated Tax Amount (and actual tax amount) will be so computed. If, as a consequence of a change in the law or a change in the published Inland Revenue practice, it is established that the Company is not liable to account to the Inland Revenue in respect of the exercise of your stock option(s) if you are not resident in the United Kingdom and you provide satisfactory evidence to the Company that the Inland Revenue accepts you are not United Kingdom resident at the time of exercise, then you will not be required to account to the Company for the Estimated Tax Amount (or actual tax amount) under this paragraph (e). If ACE Limited and/or the Company establishes arrangements for its employees and former employees generally under which the cashless exercise facility may be used to recoup an amount equal to the amount for which the Company is liable to account to the Inland Revenue in respect of the tax liability arising on exercise of the stock option(s), the Company and/or ACE Limited will notify you of such arrangements promptly and they will be extended to you at your request.

         (f) Unless paragraph (g) below applies ACE Limited and the Company shall operate all their normal procedures in respect of restricted stock award(s) so as to recoup an amount equal to the amount of your income tax arising on the vesting of your restricted stock awards for which the Company is required to account to the Inland Revenue. This would be the retention or cancellation or non-issue to you of such proportion of the shares underlying the restricted stock award which has vested with a market value (on the date of vesting) equal to the amount for which the Company is required by law to account to the Inland Revenue in respect of your income tax liability arising on the vesting of the relevant restricted stock award.

         (g) This paragraph (g) applies if you give notice in writing to the Company and ACE Limited not later than the thirtieth day before the date on which any of your restricted stock awards is due to vest that you wish to receive the gross number of shares comprised in the restricted stock award on vesting (rather than the net amount after tax in accordance with paragraph (f)) ("Gross Vesting Notice"). If you give a Gross Vesting Notice you shall remit to the Company an amount equal to your best estimate the amount in respect of your income tax liability arising as a result of that vesting for which the Company is required to account to the Inland Revenue (the "Estimated Tax Amount"). Subject to any changes in the law or the published practice of the Inland Revenue after the date of this Agreement the Estimated Tax Amount will be computed by reference to the basic rate of UK income tax prevailing at the time the relevant restricted stock award vests and the latest available quoted price of the shares comprised in the relevant stock award and the latest available rate of exchange from US dollars to sterling based on the spot rate quoted by Barclays Bank for amounts exceeding(pound)50,000. Provided the Company receives the Estimated Tax Amount on or before the date on which the relevant restricted stock award vests paragraph
                 (f) above shall not apply and you shall be entitled to the gross amount of the restricted stock award on the relevant vesting date (but if the Estimated Tax Amount has not been received by that date the normal procedures for recouping the Company's liability to account for income tax in respect of the restricted stock award that vests shall apply). All necessary adjustments shall apply as at the date on which the relevant restricted stock award vests and shall be based on the market value of the underlying stock concerned and the appropriate exchange rate on that day (and you shall account to the Company for any deficiency and the Company shall account to you for any excess compared to the Estimated Tax Amount) and the Company shall account to the Inland Revenue accordingly. The Company will account to the Inland Revenue in respect of your income tax liability arising on the vesting of your restricted stock award(s) even if you claim that you are not resident in the United Kingdom at the time of vesting and the Estimated Tax Amount (and actual tax amount) will be so computed. If, as a consequence of a change in the law or a change in the published Inland Revenue practice, it is established that the Company is not liable to account to the Inland Revenue in respect of the vesting of your restricted stock award(s) if you are not resident in the United Kingdom and you provide satisfactory evidence to the Company that the Inland Revenue accepts that you are not United Kingdom resident at the time of vesting, then you will not be required to account to the Company for the Estimated Tax Amount (or actual tax amount) under this paragraph (g).

         (h) If the Company's liability to account for any amount in respect of your income tax in respect of the exercise of stock option(s) or the vesting of restricted stock award(s) exceeds the amount which the Company recoups under the procedures set out above in this clause you agree to indemnify, and keep indemnified, the Company against any such excess liability. The Company shall not be entitled to recover twice from you in respect of the same liability.

         (i) If you use the cashless exercise facility in respect of any of your stock option(s) or if you wish to retain any shares you acquire on exercise of your stock option(s) or any of your restricted stock after it has vested and you consider that there has been delay by any agent acting on behalf of ACE Limited in implementing any of the procedures required to deal with your instructions, you may notify us in writing of your concerns. If you so notify us we will transmit your concerns to that agent and use all reasonable endeavours to encourage that agent to carry out your instructions efficiently and without further delay. Any such agent operates its own procedures over which ACE Limited does not have any control.

         (j) Both parties agree that the following table summarises the stock options and restricted stock to which you are entitled and to which this paragraph 18 applies:

              Stock Options                                 Vesting
              -------------                                 -------

  Date of      No. of    Exercise Price      No.                     Date
  Grant        Shares

  12           100,000    $29.625            33,333        12 November, 1999
  November,
  1998                                       33,333        12 November, 2000
                                             33,334        12 November, 2001

  18           60,000     $19.3125           20,000        18 November, 2000
  November,
  1999                                       20,000        18 November, 2001
                                             20,000        18 November, 2002

  22           66,000     $36.30             22,000        22 February, 2002
  February,
  2001                                       22,000        22 February, 2003
                                             22,000        22 February 2004


                       Restricted Stock Awards
                       -----------------------               Vesting
                                                             -------

  Date of Award         No. of Shares            No.              Date

  18 November, 1999     20,000                   5,000      18 November, 2000
                                                 5,000      18 November, 2001
                                                 5,000      18 November, 2002
                                                 5,000      18 November, 2003

  22 February, 2001     27,500                   6,875      22 February, 2002

                                                 6,875      22 February, 2003
                                                 6,875      22 February, 2004
                                                 6,875      22 February, 2005

                 For the avoidance of doubt, the table on Stock Options includes all Stock Options whether vested or unvested and the table on Restricted Stock Awards includes all Restricted Stock awards whether vested or unvested.

         (k) We have provided duplicate copies of each of the agreements reflecting the awards of restricted stock and stock options referred to above.

         (l) The Company confirms to you that the exercise price of $36.30 for the stock options which were granted to you on 22 February 2001 is the same exercise price for all employees of the Company who were granted stock options at that time.

         (m) The Company confirms that you have not been granted options under the ACE Limited Approved UK Stock Option Programme approved on 24 November 1997.

19. You will be liable for and will indemnify and hold harmless the Company in respect of any liability incurred by the Company to account for any of your income tax in respect of the Payment under or by virtue of any regulations made under Section 203 Income and Corporation Tax Act 1988 or otherwise and/or any penalty, fine and/or amount of any interest payable by the Company to the Inland Revenue as a result of any delay, non-disclosure or other fault by you arising from any liability for such taxation, whether arising under or by virtue of the said Section 203 Income and Corporation Tax Act 1988 or otherwise provided that before meeting any assessment raised against the Company by any competent authority, the Company will inform you of any such assessment within 21 days of receiving the same and will provide you with its reasonable co-operation to challenge any such assessment

20. It is confirmed that, subject to any relevant restrictions at law, you are free and unrestricted to deal in stock of ACE Limited.

21. You agree to give all reasonable assistance (at all reasonable times on reasonable notice save where a witness order has been served at short notice) to the Group upon request, with disputes which may arise or have arisen (whether or not proceedings of any kind have been instituted) with any Group Company where you have relevant knowledge in relation to that dispute, including without limitation, attending meetings, providing statements and acting as a witness for the Company or any Group Company, as appropriate. The Company agrees to meet your reasonable expenses incurred in providing such assistance and in addition shall pay you a daily rate of (pound)5,000 plus VAT for any day or part of a day spent providing such assistance save that if you spend less than one hour on one occasion in any 24 hour period providing such assistance then the fee for this time spent shall be(pound)1,000 plus VAT. For the avoidance of doubt, the obligation to pay for assistance shall extend to any case where you are named as a representative party in proceedings (whether in court or in arbitration) arising out of or in connection with the operation of any Group Company's business.

22. You warrant that at the time of entering into this Agreement save for the Complaints you are not aware of any reason why any other matter could represent a "protected and qualifying disclosure" for the purposes of the provisions of the Public Interest Disclosure Act 1998, or of the Employment Rights Act 1996 which (1) arose or may have arisen during the period of your employment with the Company and (2) could be the subject of any claim on your part.

23. The Company will on any reasonable request by a prospective employer or employment agency or regulatory authority or prospective business partner or prospective investor provide a written reference in the form attached as Appendix 4 and will respond to any oral or written enquiries in a manner consistent with this reference and without adding a gloss of any kind.

24. The Company will maintain in force on a continuing basis Directors' and Officers' liability insurance in respect of the period during which you were a director of the Company or any Group Company at the same level of cover as that enjoyed by members of the Board of ACE Limited or the relevant Group Company, as appropriate. You shall not be required to pay any part of the Company's retention or aggregate deductible relating to this insurance.

25. Except as expressly stated in paragraphs 15.1 and 28.1 of this letter, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

26. There are in place various employee trusts and schemes (the "trusts"), for the benefit of employees of Group Companies. For the avoidance of doubt such trusts include the Charman Group Limited 1993 Executive Share Option Scheme, the Methuen Employee Trust and any of their successors or assigns. You do not qualify as a beneficiary of and you confirm that you waive all rights and entitlements which you may have to receive, or otherwise seek, any payment or benefit in relation to those trusts.

27. These terms are governed by English law. You and the Company agree to submit to the exclusive jurisdiction of the English courts as regards any claim or matter arising in connection with these terms.

28.1. The provisions of these paragraphs 28.1 and 28.2 are recited here for the avoidance of doubt, and do not limit the foregoing provisions of this Agreement. Except for a claim based upon a breach of this Agreement, you, on behalf of yourself and the other Employee Releasors, release and forever discharge the Company and the other Company Releasees from any and all Claims which you now have or claim, or might hereafter have or claim (or the other Employee Releasors may have, to the extent that it is derived from a Claim which you may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, occurring or arising on or before the date of this Agreement, to the extent that the Claim arises out of or relates to your employment by any Group Company (including your service as a director of any of the Group Companies) and/or your termination or resignation therefrom (with the exception of accrued pension rights), and shall include, without limitation, Claims arising out of or related to the Service Agreement, and Claims arising under (or alleged to have arisen under) the following laws or requirements of the United States (including the states therein) (a) Title VII of the Civil Rights Act of 1964, as amended; (b) The Civil Rights Act of 1991;
         (c) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (d) the Employee Retirement Income Security Act of 1974, as amended; (e) The Immigration Reform Control Act, as amended; (f) The Americans with Disabilities Act of 1990, as amended; (g) The National Labor Relations Act, as amended; (h) The Fair Labor Standards Act, as amended; (I) The Occupational Safety and Health Act, as amended; (j) The Family and Medical Leave Act of 1993; (k) any state anti-discrimination law; (l) any state wage and hour law; (m) any other local, state or federal law, regulation or ordinance; (n) any public policy, contract, tort, or common law; or (o) any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters. For the avoidance of doubt this waiver of rights by you does not include any claim which you have or may have (or the Employee Releasors may have to the extent that it is derived from a claim which you may have) as a shareholder of ACE Limited against any Group Company or any of the Company Releasees, save in relation to the Complaints where your rights as a shareholder are waived.

28.2 For purposes of the General Release and Waiver, the terms set forth below shall have the following meanings:

                   o the term "Claims" shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys' fees, complaints, judgements, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity;

                   o the term "Company Releasees" shall include each of the Group Companies and their officers, directors, trustees, members, representatives, agents, employees, shareholders, partners, attorneys, assigns, administrators and fiduciaries under any employee benefit plan of any of the Group Companies, and insurers, and their predecessors and successors; and

                   o the term "Employee Releasors" shall include you and your family, heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through you.

29 To the extent that you are entitled to continuing benefit under clause 100 of the Articles of Association of ACE Limited and any indemnity on similar terms contained in the Articles of Association, Bye Laws or other constitutional documents of any Group Company the Company will procure that you shall continue to enjoy that benefit.

30. The Company is entering into this Agreement on behalf of itself and its Group Companies. The Company warrants that the signature and performance of the Agreement are within the corporate powers of the Company, have been duly authorised by all necessary corporate action and do not contravene either the Memorandum or Articles of Association of the Company nor any law, rule, regulation or requirement applicable to the Company.


Please signify your agreement to these terms by signing and returning to me the enclosed duplicate of this letter.

Yours sincerely,

BRIAN DUPERREAULT
Brian Duperreault
Director of ACE London Services Limited and of ACE Limited
For and on behalf of the Company and all of the Group Companies

I agree to the terms set out in the Company's letter above and confirm that the conditions regulating compromise agreements under the Employment Rights Act 1996, the Disability Discrimination Act 1995, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Equal Pay Act 1970, the Trade Union and Labour Relations (Consolidation) Act 1992, the Working Time Regulations 1998, the Human Rights Act 1998, the Public Interest Disclosure Act 1998 have been satisfied in relation to this Agreement.

In particular I confirm that I have taken independent legal advice from Jane Mann of Fox Williams on the terms and effect of this letter and my rights against the Company and any other Group Company and on the basis of that advice I accept those terms. Ms Mann has confirmed to me that she is a qualified solicitor holding a current practising certificate and that she or her firm has an insurance policy in force covering the risk of a claim by me in respect of any loss arising in consequence of her advice, less any deductible, uninsurable or excess.


Signature:        JOHN CHARMAN

Date:             16TH MAY 2001

                                 APPENDIX 1
16 May 2001

FORM OF SOLICITOR'S LETTER

I , Jane Mann. of Fox Williams refer to the letter dated 16 May 2001 from Ace London Services Limited to John Charman (the "Letter"). I am a qualified solicitor holding a current practising certificate as a partner in the firm of Fox Williams. The firm has an insurance policy in force covering the risk of a claim by Mr Charman in respect of any loss arising in consequence of my advice, less any deductible, uninsurable or excess. I have advised Mr Charman regarding his rights against the Company (and any Group company as referred to in the Letter) (including his rights under the statutes referred to in the Letter) and the effect of agreeing to the terms set out in the Letter.

                                 APPENDIX 2

          [Resignation of directorships and other offices letter]


                                                                 16 May, 2001

To whom it may concern:

Resignation of directorships and other offices letter

Without claim for compensation for loss of office or otherwise (but without prejudice to any claim I may have for damages for breach of my employment agreement with ACE London Services Limited dated 9 July 1998), I hereby resign and if requested by the Company will at the cost of the Company do all things reasonably necessary to resign, effective from 17 March, 2001, from all positions I currently hold (including directorships, officerships, trusteeships, active underwriter positions and powers-of-attorney) with all subsidiaries and managed syndicates of ACE Limited, a Cayman Islands company, including, without limitation, the following companies and syndicates:

ACE London Aviation Limited
ACE London Underwriting Limited
ACE Underwriting Agencies Limited
ACE UK Underwriting Limited
ACE Capital Limited
ACE Capital II Limited
ACE Capital III Limited
ACE Capital IV Limited
ACE Capital V Limited
ACE Capital VI Limited
ACE Capital VII Limited
ACE European Markets Reinsurance Limited
ACE European Markets Insurance Limited
ACE Financial Services Limited
ACE London Holdings Limited
ACE London Investments Limited
ACE London Group Limited
ACE (CG) Limited
ACE Group Holdings Limited
ACE Global Markets Limited
ACE Insurance SA NV
ACE UK Limited
ACE UK Holdings Limited
ACE Tarquin
ACE Tempest Reinsurance Limited
ACE London Services Limited
ACE Underwriting Services Limited
ACE (PM) Limited
AGM Underwriting Limited
ACE Trustees Limited
ACE (CR) Holdings

ACE (RGB) Holdings Limited
Ridge Underwriting Agencies Limited
ACE Holdings (Gibraltar) Limited
ACE Underwriting Agencies Limited Retirement Benefits Scheme
Charman Underwriting Agencies Retirement Benefits Scheme
All ACE managed Lloyd's syndicates including but not limited to 488, 2488, 483, 375, 112, 490, 47, 122, 219, 484, 1171, 48, 925, 960, and any
predecessor or incidental syndicate.


------------------------------------
John Charman

                                 APPENDIX 3


DATED                                                                    2001
-------------------------------------------------------------------------------




                              ACE LIMITED (1)

                              JOHN CHARMAN (2)

                                  - and -

                      ACE LONDON SERVICES LIMITED (3)




-------------------------------------------------------------------------------

                       DEED OF VARIATION IN RELATION
                         TO AWARDS OF STOCK OPTIONS
                    AND RESTRICTED STOCK IN ACE LIMITED

-------------------------------------------------------------------------------

                             TABLE OF CONTENTS

1.   INTERPRETATION.......................................................3
2.   VARIATIONS...........................................................4
3.   WARRANTIES...........................................................5
4.   NO WAIVER............................................................6
5.   MISCELLANEOUS........................................................6
6.   THIRD PARTY RIGHTS...................................................6
7.   VARIATION............................................................6
8.   COUNTERPARTS.........................................................6
9.   ENGLISH LAW..........................................................6

THIS DEED OF VARIATION  is made                                           2001
BETWEEN:

(1) ACE LIMITED a company incorporated under the laws of the Cayman Islands whose address is The ACE Building, 30 Woodbourne Avenue, Hamilton HM08 Bermuda ("ACE");

(2) JOHN CHARMAN of Dell House, Wildernesse Avenue, Sevenoaks, Kent TN15 OEA ("Mr Charman"); and

(3) ACE LONDON SERVICES LIMITED a company incorporated in England and Wales (Company no: 3205604) whose registered office is at Crosby Court, 38 Bishopsgate, London EC2N 4DL ("Ace London").


INTRODUCTION

(A) Mr Charman has been awarded stock options in ACE in accordance with the terms of the Plan (as defined below) and pursuant to the provisions of the relevant stock option agreement, brief particulars of which are summarised in Schedule 1 ("Stock Option Awards"). Copies of such stock option agreements are annexed hereto ("Stock Option Agreements").

(B) Mr Charman has been awarded restricted stock in ACE in accordance with the terms of the Plan (as defined below) and pursuant to the provisions of the relevant restricted stock agreement, brief particulars of which are summarised in Schedule 2 ("Restricted Stock Awards"). Copies of such restricted stock agreements are annexed hereto ("Restricted Stock Agreements").

(C) This Deed of Variation is entered into pursuant and is supplemental to the provisions of a compromise agreement entered into today between ACE London and Mr Charman which sets out the terms relating to the termination of Mr Charman's employment with ACE London ("Compromise Agreement").

(D) Amongst other things, it is a requirement of the Compromise Agreement that the terms on which the Stock Option Awards and the Restricted Stock Awards have been granted are varied in accordance with this Deed of Variation.

(E) The Board of ACE, acting by its Compensation Committee, has exercised its discretions under the Plan to procure that the terms on which the Stock Option Awards and the Restricted Stock Awards have been granted are varied in accordance with the terms of the Compromise Agreement and this Deed of Variation.

NOW THIS DEED WITNESSES
IT IS AGREED as follows:

1.       INTERPRETATION

1.1 In this Deed of Variation and its recitals and schedules, save where otherwise expressly provided or unless the context provides otherwise:-


         "Compromise Agreement"         has the meaning given in recital (C);

         "Plan" means the ACE Limited 1995 Long-Term Incentive Plan dated 15 February 1996 as amended;

         "Restricted Stock Agreements"  has the meaning given in recital (B);

         "Restricted Stock Awards"      has the meaning given in recital (B);

         "Stock Option Agreements"      has the meaning given in recital (A);

         "Stock Option Awards"          has the meaning given in recital (A);


1.2 In this Deed of Variation and its recitals and schedules, save where otherwise expressly provided or unless the context provides otherwise:

         1.2.1 words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing bodies corporate, corporations, unincorporated associations and partnerships and vice versa, words importing the singular include the plural and vice versa and words importing the whole shall be treated as including a reference to any part;

         1.2.2 clause, schedule and annexe headings and the list of contents are inserted for ease of reference only and shall not affect construction;

         1.2.3 references to recitals, clauses, schedules and annexures are to the recitals and clauses of and the schedules and annexures to this Deed of Variation.

2.       VARIATIONS

2.1 Notwithstanding the earlier termination of the employment of Mr Charman, it is agreed that for the purposes of the Stock Option Awards and the Restricted Stock Awards, the Date of Termination (as such expression is defined and used in the Plan, Stock Option Agreements and the Restricted Stock Agreements) of Mr Charman's employment with ACE London shall be deemed to be 8 July 2003 to the effect that:-

2.2 all Stock Option Awards shall continue to vest in accordance with the terms of the Stock Option Agreements as if Mr Charman's employment with Ace London continues until and including 8 July 2003; and

2.3 all Restricted Stock Awards shall continue to vest (which for the avoidance of doubt shall mean that the Restricted Period (as such expression is defined in the Plan and used in the Restricted Stock Agreements) in relation to each award of such restricted stock will cease and such stock may be dealt with by Mr Charman at that time) in accordance with the terms of the Restricted Stock Agreements as if Mr Charman's employment with ACE London continues until and including 8 July 2003.

2.4 For the avoidance of doubt, no restrictions will be imposed under the rules of the Plan on Mr Charman's dealings or otherwise in relation to stock in ACE comprising restricted stock that has vested or stock options that have been exercised.

2.5 Once exercisable in accordance with their terms, all Stock Option Awards may be exercised at any time within the period of ten years from the date of grant of each such Stock Option Award.

2.6 The Stock Option Agreements and the Restricted Stock Agreements shall in each case, to the extent relevant, be varied in accordance with the provisions referred to above, but in all other respects the terms on which the Stock Option Awards and Restricted Stock Awards have been granted shall be unchanged. The variation of each such Stock Option Agreement and Restricted Stock Agreement (as applicable) is made unconditionally and irrevocably as from the date of this Deed of Variation.

2.7 For the avoidance of doubt, all Restricted Stock Awards that have not vested and Stock Option Awards that have not become exercisable by 8 July 2003 shall be forfeited on that date and shall lapse.

3.       WARRANTIES

3.1 ACE and ACE London jointly and severally warrant to Mr Charman in the following terms:-

3.1.1 the Board of ACE, acting by its Compensation Committee, has lawfully and properly exercised its discretion under the Plan and the Stock Option Agreements to vary the terms on which the Stock Option Awards have been granted in accordance with the provisions of clause 2 above;

3.1.2 the Board of ACE, acting by its compensation committee, has lawfully and properly exercised its discretion under the Plan and the Restricted Stock Agreements to vary the terms on which Restricted Stock Awards have been granted in accordance with the provisions of clause 2 above;

3.1.3 the information given in the Schedules to this Deed of Variation is a true and accurate summary of all the awards of restricted stock and stock options in ACE that have been granted to Mr Charman under the Plan and he has not been granted restricted Stock and Stock options in ACE under any other plan of ACE;

3.1.4 as at the date hereof each of them has full authority, power and capacity under their respective memorandum and articles of association or other constitutional documents to enter into and perform the terms of this Deed of Variation;

3.1.5 the execution and performance by each of them of the terms of this Deed of Variation have been duly authorised by all necessary corporate action on their respective parts without any further proceedings or action being required;

3.1.6 this Deed of Variation has been duly executed and delivered by each of them and constitutes a valid, legal and binding legal obligation enforceable against each of them in accordance with the terms of this Deed of Variation;

3.1.8 each of their Directors or other persons executing on their behalf this Deed of Variation are duly authorised;

3.1.8 the execution and performance by each of them of this Deed of Variation is not subject to the approval or consent of any third party, governmental authority or regulatory body or otherwise, or if such approval or consent is required, it has been duly obtained.

4.       NO WAIVER

4.1. No failure to exercise and no delay in exercising on the part of any party any right, power of privilege under this Deed of Variation shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of it or the exercise of any other right, power or privilege.

4.2 In the event that any party shall expressly waive any breach, default or omission under this Deed of Variation, no such waiver shall apply to, or shall operate as, a waiver of similar breaches, defaults or omissions or be deemed a waiver of any other breach, default or omission under this Deed of Variation.

4.3 The rights and remedies of each of the parties in connection with this Deed of Variation are cumulative and are not exclusive of any rights or remedies provided by law.

5.       MISCELLANEOUS

5.1 ACE and ACE London shall jointly and severally do all such things as may be within their power to ensure that the provisions of this Deed of Variation are observed and performed and shall indemnify and keep Mr Charman indemnified against any costs or losses suffered by him as a result of any failure so to do.

5.2 In the event of any provision contained in this Deed of Variation or any part of it being declared invalid or unenforceable, all other clauses contained in this Deed of Variation shall remain in full force and effect and shall not be affected by it.

5.3 Save in the case of fraud, this Deed of Variation, the Compromise Agreement, the Stock Option Agreements, the Restricted Stock Agreements and the Plan embody the entire understanding between the parties in relation to their subject matter and there are no promises, terms, conditions or obligations, oral or written, expressed or implied, other than those contained herein or therein and together they supersede any prior agreement between the parties.

6.       THIRD PARTY RIGHTS

6.1 A person who is not a party to this Deed of Variation has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed of Variation. This clause does not affect any right or remedy of a third party which exists or is available otherwise than by operation of that Act.

7.       VARIATION

7.1 This Deed of Variation may only be varied in writing signed by all the parties or their respective duly authorised representatives.

8.       COUNTERPARTS

8.1 This Deed of Variation may be executed in any number of counterparts all of which when executed shall constitute one and the same agreement.

9.       ENGLISH LAW

9.1 This Deed of Variation shall be governed by and construed in accordance with English Law and the parties submit to the non-exclusive jurisdiction of the English courts in relation to all matters, claims and disputes arising out of or in connection with this Deed of Variation or any document supplemental to it.


EXECUTED AS A DEED the day and year first before written

                                 SCHEDULE 1



              Stock Options                                 Vesting
              -------------                                 -------

  Date of      No. of    Exercise Price      No.                     Date
  Grant        Shares

  12th         100,000    $29.625            33,333        12th November, 1999
  November,
  1998                                       33,333        12th November, 2000
                                             33,334        12th November, 2001

  18th         60,000     $19.3125           20,000        18th November, 2000
  November,
  1999                                       20,000        18th November, 2001
                                             20,000        18th November, 2002

  22th         66,000     $36.30             22,000        22th February, 2002
  February,
  2001                                       22,000        22th February, 2003
                                             22,000        22th February 2004


For the avoidance of doubt, the table of Stock Options includes all Stock Options whether vested or unvested.

The awards of stock options were made pursuant to the Stock Option Agreements under the Plan made between Mr Charman and ACE dated 12 November 1998, 18 November 1999 and 22 February 2001.

                                 SCHEDULE 2


                       Restricted Stock Awards
                       -----------------------               Vesting
                                                             -------

  Date of Award         No. of Shares            No.              Date

  18 November, 1999     20,000                   5,000      18 November, 2000

                                                 5,000      18 November, 2001
                                                 5,000      18 November, 2002
                                                 5,000      18 November 2003

  22 February, 2001     27,500                   6,875      22 February, 2002

                                                 6,875      22 February, 2003
                                                 6,875      22 February 2004
                                                 6,875      22 February 2005


For the avoidance of doubt, the table of Restricted Stock awards includes all Restricted Stock awards whether vested or unvested.

The awards of restricted stock were made pursuant to Restricted Stock Agreements under the Plan made between Mr Charman and ACE and dated 18 November 1999 and 22 February 2001.

EXECUTED and DELIVERED by ACE        )
Limited by means of these signatures )
and delivered:                       )

                                           Director


                                           Director/Secretary



EXECUTED and DELIVERED by ACE       )
London Services Limited by means of )
these signatures and delivered:     )

                                          Director


                                          Director/Secretary


EXECUTED as a DEED by              )
John Charman in the presence of:   )

                                 APPENDIX 4

                              Agreed Reference



John Charman was employed by ACE London Services Limited as Chief Executive Officer from 9 July 1988 (when ACE Limited acquired Charman Underwriting Agencies Limited) until 17 March 2001. During this time he was responsible for the management of the Lloyd's operations. He was appointed President, ACE International and assumed responsibility for all of the ACE Group's operations outside Bermuda and the US with effect from 1 February 2001.

ACE Limited and ACE London Services Limited have no reason to doubt Mr Charman's honesty and integrity and are not aware of any impropriety in his financial or other dealings.

This reference is given without liability on the part of ACE Limited and ACE London Services Limited and the writer.